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                               Exhibit No. 10.01
                            Stock Purchase Agreement





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                                                                 Exhibit 10.01



                            STOCK PURCHASE AGREEMENT

                 THIS STOCK PURCHASE AGREEMENT is made as of this 30th day of November, 1995, by and between ALK LABORATORIES, INC., a corporation organized under the laws of the State of Delaware ("Purchaser"), and HYCOR BIOMEDICAL INC., a corporation organized under the laws of the State of Delaware ("Seller").

                                   BACKGROUND:

                 Purchaser is engaged, among other things, in the business of manufacturing and selling diagnostic reagents and test kits. Seller is the owner of all of the issued and outstanding capital stock of Meridian Bio-Medical, Inc. (the "Company"), a Colorado corporation. The Company manufactures and sells biological extracts used by physicians to diagnose and treat allergies as well as diluents and sterile accessories required for formulating allergy treatment regimens. Purchaser desires to buy all of the issued and outstanding capital stock of the Company, and Seller desires to sell such stock to Purchaser, upon the terms and conditions hereinafter set forth.

                 NOW, THEREFORE, the parties hereto agree as follows:

                                    ARTICLE I

                                Purchase and Sale

                 1.1. Shares. At the Closing (as defined below) Purchaser shall purchase from Seller and Seller shall sell to Purchaser, all of the issued and outstanding shares of the capital stock of the Company (the "Shares"). In exchange for the Shares, Purchaser shall pay an aggregate of Three Million Five Hundred Thousand Dollars ($3,500,000.00) in immediately available funds (the "Purchase Price"). The Purchase Price shall be subject to adjustment as set forth below.

                 1.2. Net Worth Adjustment.

                          (a) If the Net Book Value (as defined below) of the Company as of the Closing Date (as defined below) is less than One Million Nine Hundred Fifteen Thousand Dollars ($1,915,000.00), the purchase price for the Shares shall be decreased by the amount of such shortfall. If the Net Book Value of the Company as of


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         the Closing Date is more than $1,915,000, Seller and Purchaser shall take such action (including, without limitation, an advance of cash by Purchaser to the Company) as may be necessary to cause the Company to either (i) declare and pay a dividend to Seller as shareholder of record immediately prior to the Closing or (ii) cause the Company to remain obligated to Seller (rather than release as provided in Section 9.5) with respect to intercompany indebtedness (the "Retained Indebtedness"), in either case in a sum sufficient to reduce the Net Book Value of the Company to $1,915,000. The amount, if any, by which the Net Book Value of the Company as of the Closing Date is more or less than $1,915,000 is referred to herein as the "Adjustment Amount." For purposes hereof, the "Net Book Value" of the Company as of the Closing Date shall equal the total consolidated assets (not including intercompany receivables) of the Company less the total consolidated liabilities (not including intercompany indebtedness except as necessary to accomplish the actions described in the second sentence of this subparagraph (a)) of the Company as reflected on the Closing Balance Sheet (as defined below).

                          (b) Not less than five (5) business days prior to the Closing Date, Seller shall prepare and deliver to Purchaser for Purchaser's approval an estimated balance sheet of the Company as of the Closing Date and a calculation of the estimated Adjustment Amount (the "Estimated Adjustment Amount") determined in accordance with Paragraph 1.2(a). Purchaser shall review such estimated balance sheet and Estimated Adjustment Amount and the parties shall negotiate in good faith to resolve any differences with respect thereto prior to Closing, and, if they are unable to resolve any such differences, the parties shall request Seller's independent accountants to prepare such estimate and shall postpone the Closing until such accountants have done so. At or immediately prior to the Closing, either (i) the Seller shall pay to Purchaser by wire transfer to such account as Purchaser may designate, a price adjustment as provided in Paragraph 1.2(a) in an amount equal to the Estimated Adjustment Amount or (ii) the Net Book Value of the Company shall be decreased to $1,915,000 in the manner provided in Paragraph 1.2(a); the Company shall pay to the Seller by wire transfer to such account as the Seller may designate a dividend or a payment on the Retained Indebtedness in an amount equal to the Estimated Adjustment Amount; and the Purchaser shall,


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         if required, advance to the Company sufficient funds to pay such dividend or make such payment.

                          (c) Within twenty (20) days after the Closing Date, Seller shall prepare and deliver to Purchaser a balance sheet of the Company as of the close of business on the Closing Date (the "Closing Balance Sheet"). The Closing Balance Sheet shall be prepared in accordance with generally accepted accounting principles as in effect in the United States ("GAAP"). A physical inventory of the Company shall be taken in connection with the preparation of the Closing Balance Sheet and Representatives of Purchaser shall be permitted to observe such inventory and review and comment upon Seller's work and procedures and all drafts of the Closing Balance Sheet. Seller shall include on the Closing Balance Sheet: (i) an accrual for 11/12ths of the bonus due Gerald Friesen under the Company's Manager Incentive Plan for fiscal year 1995 calculated in a manner consistent with past practices; and (ii) an accrual for 2/3rds of an estimated amount of commissions due under the Company's 1995 Sales Commissions Plan for the last quarter of 1995 which shall be calculated as of the Closing Date by reducing each Participants' sales targets by 33%.

                          (d) Following Seller's delivery of the Closing Balance Sheet to Purchaser, Purchaser shall review the Closing Balance Sheet. To facilitate such review, Seller shall provide Purchaser or its independent accountants access to any work papers, schedules and other documents prepared or utilized by Seller in connection with its preparation of the Closing Balance Sheet and determination of the Company's Net Book Value as of the Closing Date.

                          (e) The Closing Balance Sheet as prepared by Seller shall be final and binding on Purchaser unless, within twenty (20) days after the date Seller has delivered the Closing Balance Sheet and made available to related work papers, schedules and other documents to Purchaser, Purchaser shall have given written notice of objection (a "Notice of Objection") to Seller. The Notice of Objection shall state in reasonable detail the nature of Purchaser's objection(s). Seller and Purchaser shall thereafter promptly consult with each other with respect to the objection(s). Seller and Purchaser shall use their best good faith efforts to resolve any objection(s) within thirty (30) days after the Notice of Objection.


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         If Seller and Purchaser are unable to resolve their differences within thirty (30) days after the Notice of Objection has been given, then either party may request that such disagreement be referred to the Newport Beach, California office of Coopers & Lybrand for determination (the "Resolving Accounting Firm") and the determination of the Resolving Accounting Firm shall be binding and conclusive upon the parties. Seller and Purchaser shall cooperate fully with the Resolving Accounting Firm and shall execute such engagement letters and other agreements in connection with the engagement of the Resolving Accounting Firm as it may reasonably request. Seller and Purchaser shall give the Resolving Accounting Firm such assistance and access to the assets and books and records of the Company (including those maintained at Seller's offices), and any applicable work papers, schedules and other documents as of the Resolving Accounting Firm shall reasonably request. The fees and expenses of the Resolving Accounting Firm shall be borne equally by Seller and Purchaser.

                          (f) Within ten (10) days after the Adjustment Amount, if any, has been finally determined as provided in this Section 1.2,
         (i) if the Adjustment Amount results in an adjustment in favor of Purchaser, Seller shall pay, by wire transfer to such account as Purchaser may designate, the difference between the Adjustment Amount and the Estimated Adjustment Amount, together with interest thereon accruing from the Closing Date to the date of payment at the rate of 8-3/4% per annum, which payment shall constitute a reduction of the Purchase Price; or (ii) if the Adjustment Amount results in an adjustment in favor of Seller, Purchaser shall cause the Company to adjust the amount of the dividend paid, if any, in connection with the Closing pursuant to Paragraph 1(a) above, or to pay the Retained Indebtedness to Seller, in each case in an amount equal to the difference between the Adjustment Amount and the Estimated Adjustment Amount, together with interest thereon accruing from the Closing Date to the date of payment at the rate of 8-3/4% per annum, and to wire transfer such amount to such account as Seller may designate.

                               ARTICLE II

                   Closing; Payment of Purchase Price


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                 2.1. Time and Place of Closing. The closing of the transactions contemplated hereby (the "Closing") shall take place at 10:00 a.m., local time, on December 1, 1995 (the "Closing Date") at the offices of Paul, Hastings, Janofsky & Walker, 695 Town Center Drive, Costa Mesa, California 92626-1924 or at such other time and place as the parties hereto may agree. All transactions which take place at the Closing shall be deemed to have taken place simultaneously, and no delivery or payment shall be considered to have been made until all transactions to be made at the Closing have been completed.

                 2.2. Payment of Purchase Price. On the Closing Date, Purchaser shall pay the Purchase Price to Seller in immediately available funds by wire transfer to such account as Seller may designate in writing.

                                   ARTICLE III

                 Representations and Warranties of Seller

                 Seller represents and warrants to Purchaser, which representations and warranties shall be true and correct as of the Closing Date and which shall (except as set forth in Paragraph 12.3(a), hereof) survive the Closing notwithstanding any investigation made by or information furnished to Purchaser in connection herewith, that, except as set forth in the Disclosure Schedule attached hereto (the "Disclosure Schedule")

                 3.1. Organization and Standing. Seller is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation.

                 3.2. Authority of Seller. Seller has the corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. Subject to Section 7.3 hereof, the execution and delivery hereof, and the consummation of the transactions contemplated hereby, have been duly and validly authorized by all necessary corporate action on the part of Seller. This Agreement has been duly and validly executed and delivered by Seller and is a legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms. Neither the execution, delivery and performance hereof, nor the consummation of the transactions contemplated hereby, nor compliance with any of the provisions hereof by Seller will: (i) conflict with or result in a breach of or violation under Seller's Articles


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of Incorporation or By-Laws and/or any agreement governing the organization or operation of Seller; (ii) conflict with or result in a breach of or violation under the Company's Articles of Incorporation or By-Laws and/or any agreement governing the organization or operation of the Company; (iii) result in any conflict with, breach of, or default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture or warrant or any franchise, license, permit, agreement or other instrument or obligation to which Seller and/or the Company is a party or by which Seller, the Company and/or any of the properties or assets of Seller and/or the Company may be bound; (iv) violate any order, writ, injunction, judgment, decree, law, statute, rule or regulation applicable to Seller, the Company and/or any of the properties or assets of Seller and/or the Company; (v) require any consent, approval, authorization, license, permit, registration, filing, recording or waiver under any applicable law, rule or regulation, under any order, writ, judgment, injunction, decree, determination or award which affects or binds Seller, the Company and/or any of the assets of Seller and/or the Company, or under any governmental or judicial license, franchise, permit or approval held by the Company or which binds or affects the Company or its assets provided, that, Seller makes no representation as to any consents, approvals or authorizations of the United States Food and Drug Administration (the "FDA") that may be required for the Purchaser to continue to operate the business of the Company from and after the Closing Date in the manner presently being conducted; (vi) require any consent, approval, authorization or waiver under any note, bond, mortgage, indenture, warrant, agreement or other instrument or obligation to which Seller and/or the Company is a party or by which Seller, the Company and/or any of the properties or assets of Seller and/or the Company may be bound; or (vii) arising result in the creation or imposition of any lien, claim or encumbrance upon any of the assets of the Company.

                 3.3. Organization and Standing of the Company. The
Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Colorado. The Company: (i) has the corporate power and authority and possesses all rights, privileges, franchises, licenses, permits, authorizations and approvals, governmental or otherwise, necessary to entitle it to use its corporate name and to own, lease or otherwise hold its properties and assets and to carry on its business as


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presently conducted or proposed to be conducted; and (ii) is duly qualified and in good standing to do business in every jurisdiction where the failure to qualify would have a material adverse effect upon its business or properties. The Disclosure Schedule hereto sets forth a complete list of all jurisdictions in which the Company is qualified to do business as of the date hereof. There have been delivered or made available to Purchaser true and complete copies of the Articles or Certificate of Incorporation, as amended to date, and the By-laws, as in effect on the date hereof, of the Company. The stock certificate and transfer books and minute books of the Company, as heretofore made available to Purchaser and its representatives, are true, complete and correct.

                 3.4. Capital Stock of the Company. The authorized capital stock of the Company consists of 1,000 shares of common stock, $1.00 par value (the "Common Stock"), of which 1,000 shares are validly issued and outstanding, fully paid and nonassessable. Seller is the beneficial and record owner of all of such shares of the Common Stock (which constitute the "Shares" as defined herein), and Seller has good and marketable title to such shares, free and clear of all liens, claims and encumbrances of any kind. The Company is not authorized to issue any other class of capital stock. The Company holds no shares of the Common Stock in its treasury. No shares of the Common Stock or any other securities issued by the Company have been issued in violation of any preemptive rights or any applicable securities or other laws, and there are no existing options, warrants, rights, calls, puts or commitments of any character relating to authorized but unissued shares of the Company's capital stock, to any of the Company's issued and outstanding Common Stock or to any other securities issued or to be issued by the Company. Except for this Agreement there are no voting agreements, understandings or arrangements, whether written or oral, which govern the voting of the Company's capital stock, the management of the Company or the sale or transfer of the Company's capital stock, and there are no existing restrictions on the transfer of shares of the Common Stock.

                 3.5. Subsidiaries. The Company does not own, and to Seller's knowledge since the date of its incorporation has not owned, any capital stock of, any equity in, or any other ownership or investment interest in, any corporation, limited liability company, partnership, joint venture or other business entity. No other corporation or other business entity has been merged with or consolidated into the Company.


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                 3.6.     Financial Statements and Information.

                          (a) Seller has furnished the following unaudited financial statements (the "Financial Statements") of the Company to
         Purchaser:

                                  (i)  Balance sheets as of December 31, 1992,
                 1993 and 1994 and the related statements of operations for the years ended on such dates; and

                                  (ii) A balance sheet as of September 30, 1995
                 and related statements of operations for the nine-month period then ended. The balance sheet dated September 30, 1995 is referred to herein as the "September Balance Sheet."

                          (b) The Financial Statements have been prepared in accordance with the books and records of the Company and in accordance with GAAP applied on a consistent basis, and, subject to customary year-end adjustments in the case of the September 30, 1995 statements, fairly present the financial condition and results of operations of the Company as of the dates and for the periods indicated.

                 3.7.     Tangible Personal Property.

                          (a) The Company owns or leases all of the tangible personal property and assets used by the Company in connection with the conduct of its business as historically conducted. All of the tangible personal property owned or leased by the Company is currently in its possession. To Seller's knowledge, all machinery and equipment, including laboratory and office equipment, owned or leased and currently being used by the Company is in operating condition.

                          (b) Except for leased property, the Company has good and marketable title to all tangible personal property used in the conduct of its business, free and clear of all liens, claims and encumbrances, except for: (i) liens set forth in the Disclosure Schedule (which liens shall be satisfied on or prior to Closing unless the obligations therefor are reflected on the Closing Balance Sheet); and (ii) minor encumbrances which do not materially affect the marketability, present use or value thereof (it being understood that any liens securing any obligation to pay monies shall be deemed to affect marketability).


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                          (c) The Disclosure Schedule identifies each lease
         under which the Company has rights in tangible personal property and pursuant to which the annual rental payment is greater than $10,000 per year. Each such lease is valid and enforceable in all respects.

                          (d) The inventory of the Company is of a quality useable and saleable in the ordinary course of its business as conducted on the date hereof and does not include any obsolete or discontinued items except as reserved for in the September Balance Sheet or Closing Balance Sheet. Without limitation to the foregoing, the finished goods inventory of the Company is (subject to the foregoing reserves) in good condition, properly stored and in compliance with all applicable federal, state and local laws. All raw materials and work in process are suitable and processable for the production of finished products of good, usable and merchantable quality subject to applicable reserves.

                 3.8.     Real Property.

                          (a) The Company does not own or lease any real estate other than its facility at 1700 Royston Lane, Round Rock, Texas, the legal description for which is set forth in the Disclosure Schedule (the "Real Estate"). The Company has good and marketable title to the Real Estate, free and clear of all liens, claims or encumbrances of any kind, except (i) liens set forth in the Disclosure Schedule (which liens shall be satisfied on or prior to Closing); (ii) statutory liens for 1995 real estate taxes which are not yet delinquent or payable;
         (iii) municipal and zoning ordinances, recorded building and use restrictions and covenants, and recorded utility easements servicing the Real Estate which, in each case, do not render the Company's title to the Real Estate unmerchantable or materially impair the present use, occupancy or value of the Real Estate (collectively, "Permitted Liens").

                          (b) The Company's use of the Real Estate is in material compliance with all applicable zoning laws, all local, state and federal laws, ordinances and regulations affecting the use and occupancy of the Real Estate and the terms and restrictions of the industrial parks, if any, in which the Real Estate is located. The current use of the Real Estate is not a special use exception or a legal, nonconforming use. The Company has not received any notice and has no knowledge of


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         any: (i) pending or threatened condemnation proceedings involving the
         Real Estate; (ii) any planned or actually commenced improvements which may result in an assessment involving the Real Estate; (iii) any due but unpaid obligations which could create a lien on the Real Estate;
         (iv) any governmental agency or court orders requiring the repair, alteration or correction of any existing condition with respect to the Real Estate; or (v) other matters adversely affecting the Company involving the Real Estate. Each of the buildings and other improvements (the "Improvements") located on the Real Estate is located within the boundary lines of such parcel, is not in violation of applicable set back requirements, zoning laws and ordinances and does not encroach on any easements which may affect such parcel. Each of the Improvements has been approved by all necessary governmental authorities, and, to Seller's knowledge, is in good condition, working order and repair and is free of structural and mechanical defects.

                 3.9.     Intangible Personal Property.

                          (a) The accounts, notes and claims receivable of the Company represent valid claims against the obligors thereof which arose in the ordinary course of business and to the Seller's knowledge will at Closing be current, except as reflected on the Aging Schedules (as defined below) or in subsequent schedules prepared at the time of Closing, and collectible, except to the extent reserved against in the Closing Balance Sheet. A true and complete aging schedule of the Company's receivables dated as of September 30, 1995 has been delivered to Purchaser (the "Aging Schedule").

                          (b) The Company owns or licenses all of the patents, patent applications, inventions, designs, models, processes, formulations and know-how used by the Company in connection with the conduct of its business as historically conducted and as presently conducted. The Disclosure Schedule hereto, identifies all patents owned and patent applications made by the Company (and the jurisdictions in which such patents have been issued and such applications filed) and all processes and formulations owned by the Company. The Company owns such patents, inventions, designs, models, processes, formulations and know-how free and clear of all liens, claims and encumbrances.


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                          (c) The Disclosure Schedule identifies any license,
         agreement or arrangement to which the Company is a party, whether as licensee, licensor, or otherwise, with respect to any patent, patent application, invention, design, model, process, formulation or know-how except for licenses for off-the-shelf computer software and similar non-exclusive licenses. To Seller's knowledge, (i) the Company is not infringing or violating any patent or other rights of others in connection with its present use of any invention, design, model, process, formulation or know-how; and (ii) no other person is infringing or violating any patent or other rights of the Company in connection with its present use of any invention, design, model, process, formulation or know-how.

                          (d) The Company owns or licenses all of the trade names, trademarks, service marks and copyrights used by the Company in connection with the conduct of its business as historically conducted and as presently conducted. The Disclosure Schedule identifies all trade names, trademarks, service marks and registrations thereof, and all copyright registrations (by jurisdiction), owned by the Company. The Company owns all such trade names, trademarks, service marks and registrations thereof, and all such copyright registrations, free and clear of all liens, claims and encumbrances.

                          (e) The Disclosure Schedule identifies each license, agreement, or arrangement, to which the Company is a party, whether as a licensee, licensor, or otherwise, with respect to any trade names, trademarks, services marks or copyrights. To Seller's knowledge: (i) the Company has not infringed and is not now infringing any trade name, trademark, service mark or copyright belonging to any other person; and
         (ii) no other person is now infringing any trade name, trademark, service mark or copyright of the Company.

                 3.10.    Contracts and Commitments.

                          (a) The Disclosure Schedule identifies each contract or arrangement for the purchase of goods or services involving aggregate consideration of Ten Thousand Dollars ($10,000.00) per year or more to which the Company is a party and the expiration dates or term of each such contract, if applicable. All of the Company's purchase contracts for goods or services were entered into in the ordinary course of business, and no


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         such contracts are in excess of the normal, ordinary and usual requirements of the Company's business as historically conducted. No such contract involves the entire output of a supplier or provides that any supplier will be the exclusive supplier of the Company.

                          (b) The Disclosure Schedule hereto identifies each contract or arrangement for the sales of goods or services to which the Company is a party and each outstanding bid, quotation or offer made or tendered by the Company for any such sale, in each case involving aggregate consideration of Ten Thousand Dollars ($10,000.00) per year or more and the expiration dates or term of each such contract, if applicable. All of the Company's sales contracts for goods or services were made in the ordinary course of business.

                          (c) Except for Benefit Plans (as defined below) identified in the Disclosure Schedule, the Company is not a party to nor bound by: (i) any contract or arrangement with stockholders, directors, officers, employees, agents, sales representatives, consultants, distributors or dealers; or (ii) any agreements or arrangements involving employees of the Company that contain any severance or termination pay liabilities or obligations; or (iii) any bonus, vacation pay, sick pay, group insurance, deferred compensation, stock purchase, stock option, profit sharing, pension, retirement, fringe benefit or other employee benefit plans involving such employees.

                          (d) The Disclosure Schedule identifies all policies of insurance owned by the Company and relating to the business or assets of the Company as of the date hereof. All such policies are in full force and effect, are not void and all premiums thereon are paid to date. The Company has complied in all material respects with each such policy and has not failed to present any claim or give any notice thereunder in a due and timely manner. The Disclosure Schedule sets forth a current summary description of each claim made by the Company under, or which has been made against the Company and has been paid or defended in accordance with the terms of, any insurance policy of the Company within two (2) years prior to the date hereof.

                          (e) The Company is not a party to nor bound by any contract or arrangement with manufacturers, wholesalers or dealers under which the Company serves as distributor, dealer or sales representative for products manufactured by others.

                          (f) Except as otherwise disclosed in this Agreement, the Company is not a party to any contract, lease or commitment, whether written or oral: (i) involving aggregate consideration to or an aggregate expenditure by the Company in excess of Ten Thousand Dollars ($10,000.00) per year; or (ii) involving performance over a period of more than 30 days, except such contracts, leases or commitments as have been entered into in the ordinary course of business and as may be cancelled by the Company without liability (other than for goods or services delivered thereunder prior to cancellation) on not more than thirty (30) days notice.

                          (g) The Company has provided or made available to Purchaser with true and complete copies of each contract, agreement, lease or other obligation identified in the Disclosure Schedule with reference to Sections 3.7, 3.9, 3.10 or 3.14 hereto. To Seller's knowledge each of the contracts, agreements, leases or other material obligations to which the Company is a party or by which the Company or its properties is bound is in full force and effect. The Company has not received notice of nor is it aware that it has materially breached, violated or committed a default under, or committed or omitted any act which, with notice or lapse of time, or both, would constitute a breach or violation of, or default under, any contract, agreement, lease or other obligation to which the Company is a party, or by which it or its properties is bound. Neither Seller nor the Company has any knowledge that any other party is in breach or violation of, or default under, or has committed or omitted any act which, with notice or lapse of time, or both, would constitute a breach or violation of, or default under, any such contract, agreement, lease or other obligation.

                 3.11. Licenses, Permits and Authorizations. The Company has all approvals, authorizations, consents, licenses, franchises, orders and other permits of, and has made all filings with, any governmental authority, whether foreign, federal, state, regional or local, which are required for the conduct of the Company's business as presently conducted (including, but not limited to, the approval of the FDA, and all such licenses, permits and other authorizations are listed on the Disclosure Schedule, hereto. All such approvals, authorizations, consents, licenses, franchises, orders and other permits are in full force and effect, and all fees and charges payable with respect thereto have been paid.

                 3.12. Taxes.

                          (a) Seller or the Company has filed all federal, state, local and foreign tax returns and reports required under applicable law to be filed with respect to the Company's income, operations and/or assets, and each such return or report is complete and correct in all material respects, and the tax liability with respect to the Company's income, operations and/or assets is properly reflected thereon. All taxes, assessments and other governmental charges reflected on such tax returns and reports which are due and payable have been paid, other than those taxes which are currently payable without penalty or interest but for which adequate reserves have been set aside on the books of the Company or, in the case of federal income taxes and income taxes for those states permitting consolidated returns, the books of Seller. The Company has withheld amounts from its employees, and has filed all federal, foreign, state and local returns and reports with respect to employee income tax withholding and social security and unemployment taxes in compliance with the tax withholding provisions of the Internal Revenue Code of 1986, as amended (the "Code") and other applicable federal, foreign, state or local laws. No currently effective waiver or extension of any statute of limitations relating to taxes or other governmental charges has been executed or given by Seller or the Company, and no requests for such waivers are pending.

                          (b) No tax return of Seller or the Company is currently under examination by the Internal Revenue Service or any other taxing authority; neither the Internal Revenue Service, nor any other taxing authority, is now asserting or, to the knowledge of Seller, threatening to assert against Seller or the Company any adjustment, deficiency, lien or claim for additional taxes or interest thereon or penalties in connection therewith; and all returns filed by Seller or the Company with the Internal Revenue Service or any other taxing authority through the taxable years or periods ended December 31, 1992 have been examined and closed or are returns with regard to which the statute of limitations for the assessment of additional tax has expired.

                          (c) There is no tax sharing agreement or arrangements binding the Company or any other agreement, express or implied, relating to the taxable income of the Company.

                 3.13. Labor Practices and Labor Matters.

                          (a) The Disclosure Schedule identifies each of the Company's employees together with his/her job title and salary or wage rate as of September 30, 1995.

                          (b) The Company is in substantial compliance with the Federal Fair Labor Standards Act and all federal, state and local laws, ordinances, rules, regulations and orders relating to employment discrimination, employee welfare and labor standards which are applicable to the Company, including without limitation: (i) any laws, rules or regulations relating to the employment of any person not a citizen of the United States; and (ii) any provisions thereof relating to wages, bonuses, collective bargaining, equal pay and the payment of social security and similar payroll taxes. To Seller's knowledge, there is no basis for any claim by any past or present employee of the Company that such employee was wrongfully discharged or subject to any employment discrimination by the Company or its management arising out of or relating to such employee's race, sex, color, religion, handicap or any other protected characteristic under applicable law. No proceedings are pending before any court, government agency or instrumentality or arbitrator relating to labor matters, and there is no pending investigation by any governmental agency of which Seller has knowledge or, to the knowledge of Seller and the Company, threatened claim by any such agency or other person relating to labor or employment matters.

                          (c) The Company is not a party to any agreement or contract with any union, labor organization, employee group, or other entity or individual which affects the employment of employees of the Company, including without limitation, any collective bargaining agreements or labor contracts.

                          (d) To the knowledge of Seller and the Company, none of the employees of the Company is in the process of being organized by or into labor unions or associations. Since December 31, 1991, the Company has not been subject to a strike or other work stoppage and, to the knowledge of Seller and the Company, there are no strikes or work stoppages contemplated or threatened against the Company.

                          (e) The Disclosure Schedule lists each of the states where the Company has or maintains any unemployment or workers compensation accounts. Since December 31, 1994, the Company has not had any adverse change in its contribution rate or its experience rating for unemployment or workers' compensation purposes in any state. No unemployment or workers' account of the Company has a negative balance.

                          (f) To Seller's knowledge, the Company is in substantial compliance with the Occupational Safety and Health Act of 1970, as amended, ("OSHA") and all other federal, state or local laws or ordinances, including orders, rules and regulations thereunder, regulating or otherwise affecting health and safety of the work place ("OSHA Laws").

                 3.14. Benefit Plans. Each employee pension benefit plan
(as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended, ("ERISA") to which Seller or the Company is required to make contributions for the benefit of the Company's employees is identified and described on the Disclosure Schedule. With respect to each such plan: (i) to the extent such plan is intended to qualify under Section 401(a) of the Code, such plan is so qualified, and Seller or the Company has received a current favorable determination letter to such effect from the Internal Revenue Service (or has received sufficient evidence that a timely application for such determination with respect to such plan has been submitted to the IRS) or is relying on the qualification of a standardized prototype plan which Seller or the Company has duly adopted; (ii) the provisions of such plan are in material compliance with ERISA and the Code; (iii) Seller and the Company are in material compliance with ERISA and the Code, including, without limitation, ERISA's fiduciary and prohibited transaction rules, participating and vesting provisions, reporting and disclosure provisions and funding requirements; and (iv) no such plan is subject to Title IV of ERISA. Neither Seller nor the Company is a party to any multiemployer plan (as defined in Section 3(37) of ERISA) covering any present or former employee of the Company, nor has Seller or the Company incurred any withdrawal liability in connection with any such plan. Each employee welfare benefit plan (as defined in Section 3(1) of ERISA) to which Seller or the Company is required to make contributions for the benefit of the Company's employees is also identified and described in the Disclosure Schedule. With respect to each such plan: (i) the provisions of such plan are in material compliance with ERISA and the Code (ii) Seller and the Company are in material compliance with ERISA and the Code, including, without limitation, ERISA's fiduciary and prohibited transaction rules and reporting and disclosure requirements. To Seller's knowledge, no such employee pension or welfare benefit plan is currently under audit or review by the Department of Labor, the Internal Revenue Service or any other federal or state agency, and no such action is contemplated or under consideration. No actions or claims (except those routinely submitted in the ordinary course of plan administration) are currently pending, or, to Seller's knowledge, currently threatened, against any such employee pension or welfare benefit plan. Seller has provided or made available to Purchaser true and complete copies of each such employee pension and welfare benefit plan (or a written description thereof in the case of any unwritten plan), each trust agreement or other funding arrangement for such plans, and the most recent annual return/report on Internal Revenue Service Form 5500 for each such plan. Since December 31, 1991 and, to Seller's knowledge, prior thereto no health or life insurance benefits have been promised or provided to retirees of the Company, and neither Seller nor the Company has promised or committed to provide such benefits to any employee of the Company after retirement except as required by the Consolidated Omnibus Budget Reconciliation Act of 1985 as amended ("COBRA"). To Seller's knowledge, neither Seller nor the Company has made any direct or implied commitment to create any additional employee pension or welfare benefit plan or to modify, change or terminate any existing employee pension or welfare benefit plan for the benefit of any of the Company's employees.

                 3.15. Litigation.

                          (a) There is no claim, action, suit, proceeding, arbitration, investigation or inquiry before any federal, state, municipal, foreign or other court or governmental or administrative body or agency, any securities or commodities exchange, other regulatory body or any private arbitration tribunal now pending, or, to the knowledge of Seller or the Company, threatened, against, relating to or affecting: (i) the transactions contemplated by this Agreement;
         (ii)

         Seller which would adversely affect Seller's ability to consummate the transactions contemplated hereby; or (iii) the Company or any director, officer or other employee thereof in his capacity as such, or the assets, properties or business of the Company. Nor, to the knowledge of Seller and the Company, does any basis exist for any such claim, action, suit, proceeding, arbitration, investigation or inquiry.

                          (b) Neither the Company nor any of its officers, directors or employees, currently is or has been permanently or temporarily enjoined or prohibited by any order, judgment or decree of any court or governmental or administrative body or agency, or any other regulatory body, from engaging in or continuing any conduct or practice in connection with the business engaged in by the Company.

                          (c) There is not in existence any order, judgment or decree of any court or governmental or administrative body or agency, or any other regulatory body, enjoining or prohibiting the Company from taking, or requiring the Company to take, any action of any kind or to which the Company or any of its businesses, properties or assets are subject or bound.

                          (d) The Company is not in default under any order, writ, injunction or decree of any court or governmental or administrative body or agency or any other regulatory body.

                          (e) The Disclosure Schedule lists, attaches or refers to all communications (other than bulletins or notices or the like of general application) received by the Company or Seller from the FDA since December 31, 1991, and any proceedings commenced against or threatened by the FDA against the Company since December 31, 1991, with respect to the Company's product or facility licenses or any of its products, processes or procedures, including, without limitation, any communications or proceedings relating to any actual or proposed recall or withdrawal of any product from the market.

                 3.16. Depositories, Powers of Attorney. The Disclosure
Schedule sets forth: (i) the name of each bank or similar entity in which the Company has an account, lockbox or safe deposit box and the names of all persons authorized to draw thereon or to have access thereto; and (ii) the name of each person, corporation, firm or other entity holding a general or special power of attorney from the Company and a description of the terms thereof.

                 3.17. Customers and Suppliers. The Disclosure Schedule hereto identifies each of the Company's Major Customers and Major Suppliers (both as defined below) and states the dollar volume of sales made to and purchases made from such persons during the Company's last fiscal year and the nine (9) months ended September 30, 1995. For purposes of this Section, "Major Customer" shall mean each of the Company's twenty five (25) largest customers, by sales volume, during each of the Company's last two fiscal years or during the nine (9) months ended September 30, 1995. For the purposes of this Section, "Major Supplier" shall mean each of the Company's ten (10) largest vendors, by purchase volume, during each of the Company's last two fiscal years or during the nine (9) months ended September 30, 1995. The Company has not received any written notice or, to Seller's knowledge, any indication from any of its twenty five (25) largest customers or ten (10) largest suppliers during the nine (9) months ended September 30, 1995 to the effect that such person intends to cease doing business or to materially reduce its business with the Company or to terminate any agreement with the Company.

                 3.18. Brokers and Finders. Except that Seller has engaged Deloitte & Touche LLP to advise Seller in connection with the sale of the Company, neither Seller or the Company, nor any officer, director or employee thereof has employed any broker or finder, or incurred any liability for any brokerage fees, commissions or finders' fees, in connection with the transactions contemplated by this Agreement.

                 3.19. Compliance With Environmental Laws.

                          (a) The Company is in material compliance in all respects with the provisions of the Solid Waste Disposal Act, the Clean Air Act, the Clean Water Act, the Water Quality Act of 1987, the Federal Insecticide, Fungicide and Rodenticide Act, the Marine Protection, Research and Sanctuaries Act, the Pollution Prevention Act of 1990, the National Environmental Policy Act, the Noise Control Act, the Safe Drinking Water Act, the Emergency Planning and Community Right- to-know Act, the Resource Conservation and Recovery Act of 1976 ("RCRA"), the Comprehensive Environmental Responsibility, Cleanup and Liability Act of 1980 ("CERCLA"), the Toxic Substance Control Act of 1976 and the Pollution Control Act, each as amended from time to time, or any other federal, state, local or foreign laws, including rules and regulations thereunder, regulating or otherwise affecting the environment and/or the disposal of waste or other materials ("Environmental Laws"). To Seller's knowledge, no person or entity has caused or permitted materials to be generated, stored, treated, recycled, or disposed of on, under or at the Real Estate, which materials, if known to be present, would require clean up, removal or other remedial or responsive action under Environmental Laws. To Seller's knowledge there are no above ground or underground storage tanks, and no polychlorinated biphenyls or asbestos, on the Real Estate. The Company is not subject to any judgment, decree, order or citation related to or arising out of Environmental Laws, and the Company has not been notified that it has been named or listed as a potentially responsible party by any governmental body or agency in any matter arising under Environmental Laws. Since December 31, 1991, the Company has obtained all material permits, licenses and approvals required under Environmental Laws, and all such permits, licenses and approvals are in full force and effect, and any fees and/or conditions for such permits, licenses and approvals have been paid and are complied with. The Company has disposed of all waste in substantial compliance with all Environmental Laws, and the Seller is not aware of any existing condition that is likely to form the basis of any present or future claim, demand or action seeking clean up of or remediation with respect to any facility, site, location or body of water, surface or subsurface, for which the Company could be liable or responsible, whether as a result of the disposal of its waste at such site or otherwise.

                          (b) A true and correct copy of all environmental claims, reports, studies, compliance actions, correspondence with environmental regulators or the like of or in the possession of the Company or Seller with respect to the Company and the Real Estate have been furnished or made available to Purchaser.

                 3.20. Transactions with Affiliates. No Affiliate (as defined below) of the Company has had any interest in any transaction, lease, contract or other arrangement with the Company. Without limitation to the foregoing, no Affiliate of the Company has had: (i) any interests in any entity which has purchased, sold or furnished to the Company any goods or services;
(ii) a beneficial interest in any lease, contract, commitment or understanding to which the

Company is a party or by which it is bound or affected; (iii) any interest or claim against the Company or any assets of the Company; or (iv) any interest in any assets used in the business of the Company. For purposes hereof, "Affiliate" shall mean as to any person, any second person directly or indirectly controlling, controlled by or under common control with such first person (whether such control exists through the ownership of voting stock, by contract or otherwise) and/or any second person who is a director and/or officer of such first person and/or any of the foregoing Affiliates. For purposes hereof, any first person that owns or controls a majority of the outstanding equity or voting securities of any second person shall be deemed to control such second person.

                 3.21. Products. Since December 31, 1991 no claim for product liability has been asserted against the Company or the Company's business, and no event has occurred which is reasonably likely to result in any such claim. There has been no recurrent or general failure of any product manufactured or marketed by the Company so as to require a general replacement or recall with respect thereto. Neither Seller nor the Company knows of any deficiency or inadequacy in the manufacturing, design or formulation of any of the Company's products which is reasonably likely to hereafter result in any such claim or failure.

                 3.22. Product Warranties. Except to the extent of any warranty reserve reflected on the September Balance Sheet or Closing Balance
Sheet: (i) all products manufactured and sold by the Company (and the delivery thereof) have been in conformity with all applicable contractual commitments and all expressed or implied warranties; and (ii) no liability for any warranty claims exists for the replacement thereof or other damages in connection with such sales and deliveries. The Company has not made any guaranties or warranties with respect to any product heretofore manufactured or sold by the Company other than as set forth in the Company's standard terms and conditions of sale. All product labeling is in conformity with all applicable laws. Copies of the standard terms and conditions of sale (containing applicable warranty provisions) have been delivered or made available to Purchaser.

                 3.23. Absences of Certain Changes or Events. Since the date of the September Balance Sheet, the Company has not: (i) taken any action which would have constituted a violation under Section 5.1 hereof if the Company had then been bound by Section 5.1 hereof; or (ii) failed to take any action which would have been required by Section 5.1 hereof, if the Company had been bound by Section 5.1 hereof. Since the date of the September Balance Sheet, there has not been: (i) any material adverse change in the assets, liabilities, properties (tangible or intangible), business, operations, financial condition or results of operations of the Company; or (ii) any material damage, destruction, loss or claim, whether or not covered by insurance, adversely affecting the assets, properties (tangible or intangible), business, operations, financial condition or results of operations of the Company.

                 3.24. Undisclosed Liabilities. The Company is not obligated as a guarantor or cosigner or otherwise liable for any obligation of any kind of any other person or entity. The Company is not subject to any obligation, liability, debt or commitment, contingent or otherwise except for: (i) liabilities reflected on the September Balance Sheet; (ii) liabilities incurred in the ordinary course of business since the date of the September Balance Sheet and properly reflected on the Company's books of account; (iii) liabilities not required to be disclosed on the September Balance Sheet in accordance with GAAP, but otherwise disclosed herein or not required to be disclosed herein because of materiality or amount thresholds; and (iv) liabilities arising hereunder.

                 3.25. Files and Records. The Disclosure Schedule lists each place outside of the Company's facility at Round Rock, Texas where any records, files, documents or other information relating to the Company or its business are stored or maintained by Seller and its affiliates or any person under their control and a brief description of the nature of the records or information stored or maintained at each such location.

                 3.26. No Material Omissions. No representation or warranty by Seller contained herein or in any writing required to be furnished pursuant hereto to Purchaser contains any untrue statement of fact or omits to state any material fact required to make the statements herein or therein contained not misleading.

                                   ARTICLE IV

                         Representations and Warranties
                                  of Purchaser

                 Purchaser represents and warrants to Seller, which representations and warranties shall (except as set forth in

Paragraph 12.3(b) hereof) survive the Closing notwithstanding any investigation made by or information furnished to Seller in connection herewith as follows:

                 4.1. Organization and Standing. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation.

                 4.2. Authority of Purchaser. Purchaser has the corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. Subject to Section 8.9, hereof, the execution and delivery hereof, and the consummation of the transactions contemplated hereby, have been duly and validly authorized by all necessary corporate action on the part of Purchaser. This Agreement has been duly and validly executed and delivered by Purchaser and is a legal, valid and binding obligation of Purchaser enforceable against Purchaser in accordance with its terms. Neither the execution, delivery and performance hereof, nor the consummation of the transactions contemplated hereby, nor compliance with any of the provisions hereof by Purchaser will: (i) conflict with or result in a breach of or violation under Purchaser's Articles of Incorporation or By-Laws; (ii) result in any conflict with, breach of or default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage or indenture or any franchise, license, permit, agreement or other instrument or obligation to which Purchaser is a party or by which Purchaser or any of its properties or assets may be bound; (iii) violate any order, writ, injunction, decree, law, statute, rule or regulation applicable to Purchaser or any of its properties or assets; (iv) require any consent, approval, authorization, license, permit, registration, filing, recording or waiver under any applicable law, rule or regulation, under any order, writ, judgment, injunction, decree, determination or award which affects or binds Purchaser, or under any governmental or judicial license, franchise, permit or approval held by Purchaser or which binds or affects Purchaser or its assets; or (v) require any consent, approval, authorization or waiver under the note, bond, mortgage, indenture, agreement or other instrument or obligation to which Purchaser is a party or by which Purchaser or any of its properties or assets may be bound.

                 4.3. Brokers and Finders. Neither Purchaser nor any officer, director or employee of Purchaser has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated by this Agreement.

                 4.4. Litigation. There is no claim, action, suit, proceeding, arbitration, investigation or inquiry before any federal, state, municipal, foreign or other court or governmental or administrative body or agency, other regulatory body or any private arbitration tribunal now pending, or, to the knowledge of Purchaser, threatened, against or relating to or affecting: (i) the transactions contemplated by this Agreement; or (ii) Purchaser which would adversely affect Purchaser's ability to consummate the transactions contemplated hereby.

                 4.5. No Material Omissions. No representation or warranty by Purchaser contained herein or in any writing furnished pursuant hereto to Seller contains any untrue statement of fact or misstates any material fact required to make the statements herein or therein contained not misleading.

                 4.6 Financial Ability. Purchaser has the financial ability to consummate the transactions contemplated hereby.

                                    ARTICLE V

                         Seller's Pre-Closing Covenants

                 Except and to the extent Purchaser may otherwise permit in writing, Seller covenants and agrees as follows:

                 5.1. Conduct of Business in Ordinary Course. Until the Closing, Seller shall cause the Company to carry on its business diligently and substantially in the manner as heretofore conducted, and shall not permit the Company to make or initiate any unusual or novel methods of purchase, sale, management, accounting, manufacture or operation, or make any adjustments in the pricing or formulation of its products or services not consistent with its past business practices. Seller shall not permit the Company to enter into any contract or commitment to engage in any transaction not in the ordinary course of its business or not consistent with its past business practices. Seller shall cause the Company to use its best efforts to preserve for Purchaser its business organization, including present key employees, and its relationships with suppliers, customers and others having business relations with the Company. Without limiting the scope of the foregoing, Seller shall cause the Company to:

                          (a) Except as set forth in the Disclosure Schedule with respect to the discontinuance of the Company's tissue culture media operation, use, preserve and maintain its properties and assets on a basis consistent with past practices;

                          (b) Maintain all insurance covering the Company and its business, properties or assets in effect as of the date hereof;

                          (c) Continue to purchase raw materials and supplies in accordance with current and historical practices;

                          (d) Pay all debts and obligations incurred by the Company in the operation of its business as the same become due and payable, except to the extent the Company is contesting such debts or obligations in good faith by appropriate proceedings and has established appropriate reserves therefor; and

                          (e) Maintain its books, accounts and records in the usual manner and on a basis consistent with past practice.

Furthermore, and without limiting the scope of the foregoing, Seller shall not permit the Company to:

                          (f) Make any capital expenditures, or commitments with respect thereto (including, without limitation, capital leases), other than capital expenditures or commitments not in excess of Five Thousand Dollars ($5,000.00) in the aggregate;

                          (g) Enter into any agreement or agreements for the sale of assets or properties, other than agreements for the sale of inventory made in the ordinary course of business and the transfer of the assets relating the tissue culture media operation as set forth in the Disclosure Schedule;

                          (h) Grant any severance or termination pay to, or increase benefits payable under any existing severance or termination pay policies with, or enter into or modify any employment agreements with employees, agents and/or representatives;

                          (i) Except for normal, scheduled increases to take effect November 1, 1995, adopt or amend or increase compensation or benefits payable under, or take any actions which might result in adverse tax or other consequences with respect to, any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, collective bargaining agreement, or other plan, agreement, trust, fund or arrangement for the benefit of any employee or class of employees;

                          (j) Commit any act or omit to do any act, or permit any act or omission to act, which will or may cause a material breach of any contract, agreement, lease or commitment involving the Company, its assets or properties;

                          (k) Change its price list for products or change its credit policy;

                          (l) Incur any indebtedness other than indebtedness for accounts payable to trade creditors incurred in the ordinary course of business in connection with obtaining materials or services;

                          (m)  Authorize or issue any capital stock or
         securities convertible into capital stock, including without limitation, options, warrants, convertible debt or other rights to acquire capital stock; or

                          (n) Amend its Articles of Incorporation, Certificate of Incorporation or other charter documents or By-Laws.

                 5.2. Inspection. Until the Closing, Seller shall cause the Company to provide Purchaser and its authorized representatives and agents:
(i) full access during normal business hours to the Real Estate and all plant and other properties, books, records, contracts and documents of the Company; and (ii) all such information with respect to the business and affairs of the Company as they may reasonably request. No review, examination, inspection, study or audit made by Purchaser pursuant hereto shall be deemed to be a waiver by Purchaser of, or a release of Seller from, any representations, warranties, covenants, conditions, liabilities or obligations set forth in this Agreement.

                 5.3. No Solicitation. Until the Closing or termination of this Agreement as provided in Article XIII, below, Seller shall not, nor shall it permit any of its officers, directors, employees, agents, representatives or affiliates to, directly or indirectly, solicit, initiate, encourage or enter into any discussions or negotiations with, or provide any assistance or information to, or enter into any agreement with, any person or group of persons (other than Purchaser) concerning any acquisition, directly or indirectly, of an equity interest in, or merger, consolidation, recapitalization, liquidation, dissolution or similar transaction involving, or any purchase of all or a substantial portion of the assets of, the Company (any such proposal or offer being an "Acquisition Proposal") or assist or participate in, facilitate or encourage any effort or attempt by any other person to do or seek to do any of the foregoing; provided, however, that receipt of and response by Seller to an unsolicited (except for persons with whom discussions were held prior to September 29, 1995) Acquisition Proposal by any other person without any solicitation, initiation, encouragement, assistance or participation after the date of this Agreement and without entering into any discussions or negotiations with respect to any such unsolicited Acquisition Proposal will not constitute a violation hereof, provided that Seller promptly advises such person that negotiations are not permitted pursuant to this Agreement.

                 5.4. Interim Financial Statements and Aging Schedules. Until the Closing, Seller shall cause the Company to furnish to Purchaser, promptly upon completion thereof, the financial statements of the Company (including a balance sheet and a statement of results of operations) for each month after September 30, 1995, and the then ending year to date period, together with financial statements as of the corresponding dates and for the corresponding periods during the preceding fiscal year, which financial statements shall be prepared in accordance with GAAP consistently applied subject only to usual and customary year end adjustments. Seller further shall cause the Company to furnish to Purchaser current accounts receivable aging schedules and schedules of any inventory adjustments as and when requested by Purchaser.

                 5.5. Best Efforts. Until the Closing, Seller shall use its best efforts to take or cause to be taken all actions and to do or cause to be done all things necessary, proper or advisable under applicable laws and regulations to satisfy the conditions set forth in Articles VII and VIII hereof and to consummate and make effective the transactions contemplated hereby.

                                   ARTICLE VI

                       Purchaser's Pre-Closing Covenants

                 Except and to the extent Seller may otherwise permit in writing, Purchaser covenants and agrees as follows:

                 6.1. Environmental Audit. Purchaser shall promptly after receipt thereof deliver to Seller a copy of any Environmental Audit (as defined below) prepared by or for Purchaser with respect to the Real Estate before Closing, including the Environmental Site Assessment and Due Diligence Compliance Audit dated October 17, 1995 prepared by Geraghty & Miller, Inc. and any related report of such firm or its consultants (the "Geraghty & Miller Audit").

                 6.2. Best Efforts. Until the Closing, Purchaser shall use its best efforts to take or cause to be taken all actions and to do or cause to be done all things necessary, proper or advisable under applicable laws and regulations to satisfy the conditions set forth in Articles VII and VIII, hereof, and to consummate or make effective the transactions contemplated hereby.

                                  ARTICLE VII

                       Conditions to Seller's Obligations

                 Each and every obligation of Seller under this Agreement shall be subject to the fulfillment, prior to or at the Closing, of each of the following conditions. If any of the following conditions to Closing shall not have been satisfied, Seller may elect to terminate this Agreement as contemplated by Article XIII, hereof, or to consummate the transactions contemplated herein despite such failure, in which case Seller shall retain all of its rights to indemnification pursuant to Article XII hereof.

                 7.1. Purchaser's Representations and Warranties. Each representation and warranty made by Purchaser herein shall be true and correct on and as of the Closing Date with the same effect as though each such representation or warranty had been made or given on and as of the Closing Date.


                 7.2. Purchaser's Covenants. Purchaser shall have performed and complied with all of the terms, covenants and conditions set forth herein which are to be performed or complied with by Purchaser before or as of the Closing Date.

                 7.3. Board Approval. This Agreement and the transactions contemplated hereby shall have been approved by the Boards of Directors of Seller and Chr. Hansen Holding A/S.

                 7.4. Opinion of Counsel. Godfrey & Kahn, S.C., counsel for Purchaser, shall have delivered to Seller an opinion in form and substance satisfactory to Seller and Seller's counsel.

                 7.5. Legal Actions or Proceedings. No suit, action, investigation, inquiry or other proceeding by any governmental authority or other person or legal or administrative proceeding shall have been instituted or threatened which questions the validity or legality of the transactions contemplated hereby or which otherwise seeks to affect, or could affect, the transactions contemplated hereby or impose damages or penalties upon any party hereto if such transactions are consummated.

                 7.6. Purchaser's Deliveries. Purchaser shall have tendered delivery of the items contemplated by Article X, hereof.

                                  ARTICLE VIII

                     Conditions to Purchaser's Obligations

                 Each and every obligation of Purchaser under this Agreement shall be subject to the fulfillment, prior to or at Closing, of each of the following conditions. If any of the following conditions to Closing shall not have been satisfied, Purchaser may elect to terminate this Agreement as contemplated by Article XIII, hereof, or to consummate the transactions contemplated hereby despite such failure, in which case Purchaser shall retain all of its right to indemnification pursuant to Article XII, hereof.

                 8.1. Seller's Representations and Warranties. Each representation and warranty made by Seller herein shall be true and correct on and as of the Closing Date with the same effect as though each such representation and warranty had been made or given on and as of the Closing Date.

                 8.2. Seller's Covenants. Seller shall have performed and complied with all of the terms, covenants and conditions set forth herein which are to be performed or complied with by Seller before or as of the Closing Date.

                 8.3. Manager's Certificate. Gerald Friesen shall have executed and delivered to Purchaser a certificate dated the Closing Date in the form of Exhibit 8.3 attached hereto.

                 8.4. Approvals and Consents. Purchaser shall have received, at or before Closing, all consents, approvals, permits and licenses ("Consents"), excluding FDA Consents, which Purchaser reasonably deems necessary to operate the business of the Company after the Closing in substantially the same manner as currently conducted, including, but not limited to, Consents from governmental and regulatory agencies, lenders, equipment lessors, landlords, manufacturers, suppliers, customers and other parties whose approval may be necessary to avoid the acceleration of any indebtedness or the termination of any contracts, licenses or permits affecting the Company, and/or its business and properties.

                 8.5. Environmental Audit. Purchaser shall have received, at its cost and expense, an Environmental Audit (as defined below), or other evidence satisfactory to Purchaser, in its sole discretion, which confirms to Purchaser's satisfaction that the Company, its business and assets and the Real Estate are in compliance with all Environmental Laws. For purposes hereof, "Environmental Audit" shall mean a review for purposes of determining whether the Company, its business and assets and the Real Estate are in compliance with Environmental Laws and whether there exists any condition or circumstance which requires or will require a cleanup, removal or other remedial action under Environmental Laws on the part of the Company, including, but not limited to, the subsurface investigation described in the supplemental letter agreement with Geraghty & Miller, Inc. dated November 2, 1995.

                 8.6. Title Insurance. Prior to the Closing, Seller shall have delivered to Purchaser, at Seller's cost and expense, a binding commitment of Ticor Title Insurance Company to issue an ALTA owner's policy of title insurance on the Real Estate in an amount of $697,200, naming the Company as proposed insured. Such commitment shall show title to the Real Estate to be vested in the Company, free and clear of all liens, claims and encumbrances except the liens described in Section 3.8(a)(ii) and (iii) and such other liens as Purchaser may approve, and shall commit to issue the standard owner's policy of title insurance, insuring the Company's interest in the Real Estate as fee simple owner. Such commitment shall contain such special endorsements as Purchaser may reasonably require, including without limitation: (i) extended coverage insuring over the standard preprinted exceptions including a gap coverage endorsement insuring title to the Real Estate through the Closing Date; (ii) non-imputation; (iii) non-arbitration; (iv) access; and (v) zoning.

                 8.7. Survey. Prior to the Closing, Seller shall have delivered to Purchaser, at Seller's cost and expense, a Texas Category 1-A Survey of the Real Estate prepared by a surveyor licensed in the State of Texas. Such survey shall contain a surveyor's certificate in such form as will cause Ticor Title Insurance Company to delete all survey exceptions from the policy of title insurance and shall: (i) set forth the legal description of the Real Estate which shall be the same description as set forth in the title insurance commitment for the Real Estate referred to in Section 8.6, above;
(ii) indicate the boundary lines by course and dimension of the Real Estate;
(iii) indicate the location of all recorded easements, rights of way, public utilities, water courses, drains, sewers and roads crossing the Real Estate and the locations and names of all streets abutting or adjacent to the Real Estate; and (iv) clearly designate the location of all Improvements and all other material matters affecting the Real Estate.

                 8.8. Due Diligence. Purchaser and its accountants and counsel shall have had an opportunity to examine and review all aspects of the operation of the Company's business and the Company's assets and the Real Estate, and Purchaser and its representatives shall be satisfied in their absolute discretion as to the results of such examination and review and of their continuing due diligence investigations and evaluations of the Company, its assets and business and the Real Estate. No such review, examination, inspection, study or audit shall be deemed to be a waiver by Purchaser of, or a release of Seller from, any representations, warranties, covenants, conditions, liabilities or obligations as set forth in this Agreement.

                 8.9. Board Approval. This Agreement and the transactions contemplated hereby shall have been approved by the Boards of Directors of Seller and Chr. Hansen Holding A/S.

                 8.10. Seller's Opinion. Paul, Hastings, Janofsky & Walker, Seller's counsel, shall have delivered to Purchaser an opinion in form and substance reasonably satisfactory to Purchaser and Purchaser's counsel.

                 8.11. Legal Actions or Proceedings. No suit, action, investigation, inquiry or other proceeding by any governmental authority or other person or legal or administrative proceeding shall have been instituted or threatened which questions the validity or legality of the transactions contemplated hereby or which otherwise seeks to affect, or could affect, the transactions contemplated hereby or impose damages or penalties upon any party hereto if such transactions are consummated.

                 8.12. Seller's Deliveries. Seller shall have tendered delivery of the items contemplated by Article IX hereof.

                                   ARTICLE IX

                         Seller's Deliveries at Closing

                 At Closing, Seller shall deliver the following to Purchaser:

                 9.1. The Shares. A stock certificate or certificates evidencing the Shares duly endorsed in blank. The Shares shall be delivered free and clear of all liens, security interests, claims, charges, options, pledges and encumbrances of any kind.

                 9.2. Payment for Title Evidence. Proof of payment of all premiums and payments due in connection with the insurance covered by the commitment contemplated by Section 8.6 hereof, together with proof of payment for the survey required to obtain such commitment as contemplated by Section
8.7 hereof.

                 9.3. Bring Down Certificate. A Bring Down Certificate dated as of the Closing Date to the effect that, except as noted in such certificate, each representation and warranty made by Seller herein is true and correct on and as of the date of such certificate with the same effect as though each such representation or warranty had been made or given on and as of such date, and that Seller has performed and complied with all of the terms, covenants and conditions set forth herein which are to be performed or complied with by Seller before or as of the Closing.

                 9.4. Resignations. Resignations from such officers and directors of the Company and such attorneys-in-fact as may be designated by Purchaser at least two (2) business days prior to the Closing Date.

                 9.5. General Release. A general release of Seller in form and substance satisfactory to Purchaser dated as of the Closing Date and releasing any and all claims against the Company as of the Closing Date, including any claims for loans or advances made to the Company, except to the extent necessary to effectuate the Net Book Value Adjustment described in Paragraph 1.2(a), above.

                 9.6. Books and Records. Except as provided in Section 11.5, hereof, all books and records relating to the Company, its business or the Real Estate in the possession of Seller or any third parties as of the Closing Date. Seller shall be entitled to retain copies of all such books and records.

                 9.7. Copyrights. One or more assignments in form and substance reasonably acceptable to Purchaser pursuant to which Seller and/or its affiliates shall assign to the Company any and all copyrights or other rights to any and all pamphlets, brochures or other printed materials used in connection with the business of the Company in which Seller and its affiliates have or purport to have, any copyright or other rights (the "Promotional Literature").

                 9.8. Employment Agreements. One or more assignments in form and substance reasonably acceptable to Purchaser pursuant to which Seller shall assign to the Company any and all agreements between Seller and the employees of the Company.

                                   ARTICLE X

                       Purchaser's Deliveries at Closing

                 At Closing, Purchaser shall deliver the following to Seller:

  10.1.  Payment.  The Purchase Price as contemplated by Section 2.2, hereof.

                 10.2. Bring Down Certificate. A Bring Down Certificate dated as of the Closing Date to the effect that, except as noted in such certificate, each representation and warranty made by Purchaser herein is true and correct in all material respects on and as of the date of such certificate with the same effect as though each such representation or warranty had been made or given on and as of such date and that Purchaser has performed and complied with all the terms, covenants and conditions set forth herein which are to be performed or complied with by Purchaser before as of the Closing.

                                   ARTICLE XI

                         Conduct Subsequent to Closing

                 11.1.  Tax Matters.

                          (a) Seller and Purchaser agree to cooperate in filing a timely and irrevocable election under Sections 338(a) and 338(h)(10) of the Code and under comparable statutes in any other jurisdiction designated by Purchaser with respect to the Company (the "Section 338(h)(10) Elections"). The Section 338(h)(10) Elections shall properly reflect the Purchase Price (as adjusted pursuant to Section 1.2, above) and the Price Allocation (as defined below). Purchaser shall provide to Seller a draft version of any filings associated with the Section 338(h)(10) Elections at least 30 days prior to the due date of any such filing. Purchaser and Seller agree to allocate the Modified Aggregate Deemed Sales Price ("MADSP") (as defined below) among the Company's assets in the manner set forth on
         Exhibit 11.1, hereto, and accordance with the Treasury regulations promulgated under Section 338(h)(10). The allocation of the MADSP to the assets of the Company made pursuant to this Section 11.1(a) shall be the "Price Allocation" and shall be binding on the parties hereto. Seller and Purchaser agree to file all relevant tax returns consistent with the Price Allocation. For the purposes hereof, "Modified Aggregate Deemed Sales Price" has the meaning ascribed to it in Treasury Regulation Section 1.338(h)(10)-1(f).

                          (b) Seller shall include the Company through the Closing Date in its consolidated United States federal income tax return and in those state and local tax returns that are filed on a consolidated or combined basis in accordance with applicable law and past practice of Seller and the Company.

                 11.2. Execution and Delivery of Further Instruments by Seller. Seller shall, at any time and from time to time after the Closing upon the reasonable request of Purchaser, execute, acknowledge and deliver to Purchaser such further instruments and take such other actions as Purchaser may reasonably request in order to consummate the transactions contemplated by this Agreement.

                 11.3. Execution and Delivery of Further Instruments by Purchaser. Purchaser shall at any time, and from time to time after the Closing upon the reasonable request of Seller, execute, acknowledge and deliver to Seller such further instruments and take such other actions as Seller may reasonably request in order more effectively to consummate the transactions contemplated by this Agreement.

                 11.4.  Non-Competition and Non-Disclosure Covenant.

                          (a) Seller agrees that it shall not, at any time during the five (5) year period commencing on the date of the Closing (the "Term"), either directly or indirectly, whether as an agent, stockholder (except as a holder of no more than 5% of the stock of a publicly-held company provided it does not participate in the business of such company or render advice or assistance to such company), employer, consultant, representative, trustee, partner, proprietor or otherwise: (i) acquire an ownership interest in, participate or engage in or render advice or assistance to any business, wherever located, engaged in the development, manufacture or sale of (A) biological extracts useful to physicians for the in vivo diagnosis and/or treatment of allergies or (B) diluents or sterile accessories useful for formulating allergy treatment regimens; (ii) divert or attempt to divert any business from the Company, or contact, solicit or entice or attempt to contact, solicit or entice any supplier or customer of the Company or any other person or entity having business dealings with the Company so as to cause or attempt to cause any such customer, supplier or other person or entity not to do business with the Company or Purchaser; or (iii) disclose to any person other than an employee or agent of Seller or the Company having a need to know such information in the ordinary course of business, or to any other person to whom such disclosure has been authorized by the Board of Directors of Purchaser any trade secret, confidential proprietary information or any other information not generally known to the public relating to the Company if disclosure thereof would be materially advantageous to competitors of the Company or otherwise detrimental to the Company.

                          (b) Seller acknowledges and agrees that a breach of the provisions of Paragraph 11.4(a), above, will cause irreparable injury to Purchaser, and the

         Company and Purchaser shall be entitled to an injunction enjoining and restraining Seller from doing or continuing to do any such act or creating any other violations or threatened violations of said paragraph.

                          (c) Seller agrees that the terms and conditions of this Paragraph 11.4 are reasonable and necessary for the protection of Purchaser and the Company, and the trade secrets and confidential information related thereto and for the prevention of damage or loss to Purchaser and the Company as a result of action taken by the Seller.

                 11.5. Agreement With Respect to Certain Records of the Company and Access to Certain Information of the Company. Except for any materials listed on Exhibit 11.5 hereto, within five (5) days after the Closing Date Seller shall cause to be delivered to the Company's facility in Round Rock, Texas all files, records, documents and other information relating to the Company and its business in the possession or under the control of Seller and its affiliates which are not then located at such facility. From and after the Closing Date, Purchaser shall have the right, upon its reasonable request, to inspect and copy, at Purchaser's expense, and during regular business hours of Seller, any of Seller's records or documents related to the Company which are retained by Seller. In addition, from and after the Closing Date, Seller shall use its reasonable good faith efforts to assist and facilitate the transition of the Company's accounting and financial reporting systems and functions from Seller to Purchaser and the transfer of data and information relating to the Company from Seller's data processing system to Purchaser's system. Without limitation, Seller shall: (i) continue to provide the Company with the ability to access Seller's computer system for a period of up to six (6) months after the Closing Date in order to perform all of the computer and accounting functions currently being performed on Seller's system, including, inventory, order entry, accounts receivable, accounts payable and payroll functions and monthly financial statement generation; (ii) permit the Company to use Seller's computer hardware and software and the T1 line located at the Company's facility as necessary to access Seller's computer system during such six (6) month period; (iii) provide Purchaser and its representatives with such access to Seller's MIS personnel as Purchaser may reasonably request; (iv) deliver to or permit Purchaser to copy tapes, disks and other media containing information relating to the Company; (v) assist Purchaser as reasonably requested with programming, technical and other support in connection with such transition and data transfer; (vi) provide Purchaser with all source code and other documentation relating to the treatment set system developed by Seller for the Company and, for a period of up to one (1) year from and after the Closing Date, provide Purchaser with technical support via telephone consultation as reasonably necessary to assist Purchaser in the operation of such system; and (vi) provide Purchaser with an ASCII comma delimited or tab separated file for the current customer, vendor and inventory master files, and inventory quantity on hand file, and any other data files as reasonably requested by Purchaser; provided, that in each case, Purchaser shall not unreasonably interfere with Seller's business operations and Purchaser shall conform to Seller's security procedures. Such assistance and access shall be provided to Purchaser free of charge; provided, that Purchaser shall reimburse Seller for any extraordinary out of pocket expenses incurred in connection therewith, including, without limitation, any line charges.

                 11.6. Records. For at least five years after the Closing, Purchaser shall preserve and keep all of the Company's tax and accounting records, and the Seller shall preserve and keep any records related to the Company retained by Seller. Purchaser and Seller each agree to permit the other party, and its attorneys, accountants, agents and designees, such reasonable access to the records in such party's possession from and after the date hereof as the other party may deem necessary or desirable. Any such examination shall be at the expense of the examining party, shall be performed at the place where such records are regularly maintained by the other party and shall not unreasonably interfere with the other party's normal business activities. A party may dispose of such records at any time after such five year period; provided, however, that it shall give the other party at least 60 days' written notice of its intention to do so and afford the other party the opportunity to take possession of such records as the other party may desire.

                 11.7. Use of Sales Literature. After the Closing, the Company and Purchaser shall have the right to use all Promotional Literature (as defined in Section 9.7) which bears the name of Seller or any of its affiliates in the ordinary course of business until the supplies of such literature on hand at Closing are exhausted. After existing supplies are exhausted, Purchaser shall assure that any reprints or reissues of any Promotional Literature which Purchaser or the Company may continue to use do not bear the name of Seller or any of its affiliates.

                 11.8. 401(k) Plans. After the Closing Date, if Purchaser so elects, Seller agrees to cooperate with Purchaser in effecting either a plan-to-plan transfer of account balances of employees of the Company in Seller's 401(k) plans to Purchaser's 401(k) plan. Such transfer or rollovers shall be accomplished only to the extent requested and authorized by Purchaser with respect to employees of the Company who are eligible to participate in Purchaser's 401(k) plan and who consent to or elect to make any such transfer or rollover.

                 11.9. Health Insurance. For a period of up to one (1) month following the Closing Date, Seller agrees to continue to provide health insurance coverage to those employees of the Company that are currently covered by Seller's AETNA preferred provider option. The Company shall reimburse Seller for all insurance premiums incurred by Seller in connection with the continuation of such coverage.

                                  ARTICLE XII

                                Indemnification

                 12.1. Indemnification by Seller. Seller shall indemnify and hold Purchaser, the Company and/or their respective shareholders, directors, officers, employees, agents, successors and/or assigns harmless from and against any and all losses, liabilities, damages, claims, costs, expenses and/or assessments, including attorneys and other professional fees and costs as well as fines, penalties and/or interest (collectively, "Losses") suffered or incurred by any of them which result from or arise out of:

                          (i) The falsity or breach of any representation or warranty made by Seller herein or in any certificate delivered pursuant hereto;

                          (ii) The failure by Seller to comply with or perform any covenant or agreement of Seller set forth herein or in any document, agreement, instrument or certificate delivered hereunder;

                          (iii) Any assessments, claims or liabilities (including interest and penalties) for federal, state or local income, sales, use, franchise or other taxes relating to, imposed upon or assessed against the sales, income, property or business of the Company for all periods ending on and before the Closing Date (including, without limitation, taxes for which the Company is liable as a member of Seller's consolidated group) except for any such liabilities which are identified as such and fully reflected on the Closing Balance Sheet;

                          (iv) Any Loss relating to or arising out of the litigation or worker's compensation claims disclosed in the Disclosure Schedule or the product liability matter described in Section 3.21 of the Disclosure Schedule.

                          (v) Any Loss (excluding any Loss to the extent it is accrued on the Closing Balance Sheet or otherwise disclosed herein) resulting from third party claims (including fines and penalties sought to be imposed or enforcement proceedings commenced by governmental agencies) based upon, alleging or arising out of any act, omission or occurrence by or relating to the Company on or before the Closing Date, including, without limitation, any Loss relating to or arising out of nonperformance or breach of contract or warranty, any claims for worker's compensation or unemployment compensation, any product liability or other claim for personal injury or for property damage and/or any claim for violation of wage hour laws or employment discrimination; or

                          (vi) Any violation by the Company of Environmental Laws or OSHA Laws as in effect on the Closing Date (except for matters disclosed in the Geraghty & Miller Audit), or any violation of such laws otherwise relating to the Real Estate, involving in either case an act or failure to act or a condition occurring or existing prior to the Closing Date, including, without limitation, costs of investigation, remediation and clean-up, fines and sanctions arising out of or resulting from any environmental contamination or the storage, release or discharge of any substances or materials prior to or on the Closing Date, and the costs of any correction or remediation required to bring any facilities or equipment of the Company into compliance with Environmental and/or OSHA Laws.

                 12.2. Indemnification by Purchaser. Purchaser shall indemnify and hold Seller and/or its shareholders, directors, officers, employees, agents, successors and/or assigns harmless from and against any and all Losses suffered or incurred by any of them which result from or arise out of:

                          (i) The falsity or breach of any representation or warranty made by Purchaser herein or in any document, instrument or certificate delivered pursuant hereto;

                          (ii) The failure by Purchaser to comply with or perform any covenant or agreement of Purchaser set forth herein or in any certificate delivered hereunder;

                          (iii) Any act, omission or occurrence by or relating to the Company after the Closing Date, including, without limitation, any Loss related to any claim for nonperformance or breach of contract, claim for worker's compensation or unemployment compensation, claim for personal injury or for property damage and/or any claim for violation of wage hour laws or employment discrimination.

                 12.3. Limitation on Liability. Anything in this Agreement to the contrary notwithstanding:

                          (a) Neither party shall be required to indemnify the other or make any payment with respect to any Loss arising under clauses 12.1(i), 12.2(i), 12.1(ii) and 12.2(ii), above, if the falsity or breach in question or the failure to comply or nonperformance in question, as the case may be, was disclosed in the Bring Down Certificate delivered by it pursuant to Section 9.3 or 10.2, hereof, as the case may be;

                          (b) Neither party shall be required to indemnify the other or make any payment with respect to any Losses arising under clauses 12.1(i), 12.1(v) or 12.1(vi), above, with respect to claims against Seller and 12.2(i) or 12.2(iii), above, with respect to claims against Purchaser, or for nonperformance of any covenant or agreement to be performed prior to the Closing, unless and until the aggregate amount of such Losses incurred by a party exceeds Seventy Thousand Dollars ($70,000.00) (the "Basket Amount"), but if and when the aggregate amount of Losses incurred by a party does exceed the Basket Amount, then such party shall have the right to be indemnified for the full amount of all Losses in excess of such Basket Amount; provided, however, that in no event shall the amount which any party shall be required to pay with respect to Losses arising under clauses 12.1(i), or 12.1(vi), above, with respect to claims against Seller or 12.2(i), above, with respect to claims against Purchaser, or for the nonperformance of any covenant or agreement to be performed prior to the Closing exceed in the aggregate an amount equal to the Purchase Price.

                          (c) No party shall be entitled to indemnification or payment from any other party pursuant to this Article XII unless the Indemnified Party (as defined in Section 12.5) shall have provided the Indemnifying Party (as defined in Section 12.4) with notice of its claim to indemnification as provided in Section 12.4:

                                  (i)  within twelve (12) months after the
                 Closing Date in the case of Losses arising out of any breach of warranty or nonperformance described in clauses 12.1(i), 12.2(i), 12.1(ii) and 12.2(ii) other than Losses arising out of the warranties set forth in the first three sentences of
                 Section 3.2, and Sections 3.4, 3.7(b), 3.9(b), 3.9(d) and 4.2
                 (the "Title Warranties") and Losses arising out of the nonperformance by any party of any covenants or agreements to be performed after the Closing Date (the "Post-Closing Covenants"); and

                                  (ii)  within the period of the applicable
                 statute of limitations in all other cases, including any Losses arising out of the breach of any Title Warranty or the nonperformance of any Post-Closing Covenant.

                 12.4. Notice of Claims. Promptly after any person entitled to indemnification hereunder (A) receives notice of any claim or the commencement of any action or proceeding against it, or (B) has knowledge of any claim, action or proceeding against it or any Loss for which it intends to seek indemnification hereunder, such person shall, if a claim for reimbursement with respect thereto is to be made against any party hereto obligated to provide indemnification (the "Indemnifying Party") hereunder, promptly give the Indemnifying Party written notice of such claim or Loss or the commencement of such action or proceeding, provided, however, that failure to give such notification shall not affect indemnification hereunder, except to the extent that (X) the Indemnifying Party is unable to defend any such claim or is required to pay a greater amount or accrue additional expenses with respect to any claim or Loss as a result of such failure to provide prompt notice, or (Y) such notice is not given within the period, if any, specified in Section 12.3, hereof.

                 12.5. Compromise of Third Party Claims. The Indemnifying Party shall have the right to compromise or defend, at its own expense and by its counsel, any third party claim made against the person seeking indemnification (the "Indemnified Party"); provided, however, that no compromise of any claim shall be made without the consent of the Indemnified Party (which shall not be unreasonably withheld) unless such compromise results in the full and unconditional release of all claims against the Indemnified Party by the person asserting such claim and imposes no obligations on the Indemnified Party except a release of related counterclaims. If the Indemnifying Party shall undertake to compromise or defend any such third party claim, it shall promptly notify the Indemnified Party of its intention to do so. The Indemnified Party shall cooperate with the Indemnifying Party or its counsel in the defense against any such third party claim and in any compromise thereof. Such cooperation shall include, but not be limited to, furnishing the Indemnifying Party with any books, records or information reasonably requested by the Indemnifying Party. Except as provided below, after the Indemnifying Party has notified the Indemnified Party of its intention to undertake to compromise or defend any such third party claim, the Indemnifying Party shall not be liable for any additional legal expense incurred by the Indemnified Party. However, the Indemnified Party shall have the right to retain its own counsel and participate in the defense of such claim at the expense of the Indemnified Party, in which case the Indemnifying Party shall cooperate in providing information to and consulting with the Indemnified Party about the claim. If the Indemnifying Party does not assume the defense of such claim, the Indemnified Party may defend against or settle such claim in such manner and on such terms as it deems appropriate, and shall be indemnified by the Indemnifying Party for the amount of any judgment or settlement and for all losses or expenses, including attorneys' and other professional fees and costs, incurred by the Indemnified Party in connection with the defense or settlement of such claim.

                 12.6. Tax Effect of Indemnification Payments. In determining the amount of any claim for indemnification for the purposes of this Article XII, there shall be subtracted an amount equal to: (i) the present value of any tax benefit (federal, state, local or foreign) realized, or reasonably expected to be realized, by the Indemnified Party by reason of such claim, minus (ii) the present value of any tax detriment (federal, state, local or foreign) incurred, or reasonably expected to be incurred by the Indemnified Party as a consequence of the receipt of an indemnity payment pursuant to this Article XII. For purposes of this Section 12.6, "present value" shall be calculated using the applicable annual federal mid-term rate, as that term is defined in the Code, in effect for the month in which the calculation is made.

                 12.7. Insurance. In determining the amount of any claim indemnification for the purposes of this Article XII, there shall be subtracted an amount equal to all insurance proceeds actually received by the Indemnified Party with respect to such claim, net of any increase in insurance premiums incurred by the Indemnified Party which can be demonstrated by such party to be directly related to such claim.

                 12.8. Payment. If any Indemnified Party shall incur any Loss for which it is entitled to indemnification hereunder, the Indemnifying Party shall make the indemnification payment required under this Article XII within ten (10) days after receipt by the Indemnifying Party of written notice from the Indemnified Party stating the amount of the Loss and of the indemnification payment requested. Any indemnification payment required under this Section
12.8 which is not made when due shall bear interest at the rate per annum determined, from time to time, under the provisions of Section 6621(a)(2) of the Code from the date due until paid.

                 12.9. Adjustment to Final Purchase Price. Seller and Purchaser agree that any indemnification payment made under this Article XII shall constitute and be treated as an adjustment to the Final purchase Price for Tax purposes.

                 12.10. Attorneys Fees. If any dispute between Seller and Purchaser under this Agreement or with respect to the transaction contemplated hereby is determined, resolved or adjudicated by a court or public or private tribunal or panel, the party prevailing in such dispute shall be entitled to recover from the other its reasonable attorneys fees and other professional fees and costs incurred in such disputes.

                                  ARTICLE XIII

                                  Termination

                 13.1. Termination. This Agreement, and the transactions contemplated hereby, may not be terminated except as follows:

                          (a)  Upon the mutual consent of Seller and Purchaser;

                          (b) By Seller, if any of the conditions to its obligations set forth in Article VII hereof, shall not have been satisfied or waived at the time of Closing;

                          (c) By Purchaser, if any of the conditions to its obligations set forth in Article VIII hereof, shall not have been satisfied or waived at the time of Closing; or

                          (d) By Seller or Purchaser, if the Closing has not occurred on or before December 1, 1995 (or such later date as may have been approved by the parties hereto); provided, however, that the right to terminate this Agreement under this Section 13.1(d) shall not be available to any party whose failure to fulfill or perform any obligation under this Agreement has been the cause of, or has resulted in, the failure of the Closing to occur on or before such date.

                 13.2. Remedies. If Seller or Purchaser shall terminate this Agreement pursuant to the provisions of this Article XIII, such termination shall not waive or terminate any rights or remedies which the terminating party may have against any other party hereto, whether at law or equity. Nothing contained herein shall be deemed to require any party to terminate this Agreement rather than to proceed with the Closing if a condition precedent to the obligations of such party has not been satisfied. Seller and Purchaser acknowledge that the Company constitutes unique property, and that there is no adequate remedy at law for the damage which either might sustain as a result of the failure by the other to consummate the transactions contemplated hereby, and, accordingly, that each of Seller and Purchaser is entitled to the remedy of specific performance to enforce the consummation of the transactions contemplated hereby.

                                  ARTICLE XIV

                                 Miscellaneous

                 14.1. Expenses. Each party shall pay its own expenses and costs relating to the negotiation, execution and performance of this Agreement. Without limitation to the foregoing, Seller shall be responsible for any fee payable to Deloitte & Touche, LLP in connection with the transactions contemplated hereby. The foregoing notwithstanding: (i) all stock transfer fees, real estate transfer fees, stamp taxes and other transfer fees incurred in connection with the transactions contemplated hereby shall be borne equally by Seller and Purchaser; (ii) Purchaser shall pay all costs and fees in connection with the transfer of FDA licenses and authorizations and obtaining FDA Consents; and (iii) Seller shall pay all other taxes and fees incident to the consummation of the transactions contemplated hereby, including, without limitation, any applicable sales or use taxes.

                 14.2. Governing Law. The parties hereto agree that all terms and conditions of this Agreement and the documents delivered in connection herewith shall be governed by, construed and enforced in accordance with the laws of the State of California, without giving effect to any choice of law or conflict provision or rule that would cause the application of the laws of any jurisdiction other than the State of California.

                 14.3. Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given when hand delivered, including, without limitation, by courier or overnight delivery service, or when sent by facsimile (transmission confirmed), or two (2) days after being mailed, certified or registered mail, with postage prepaid addressed as follows (or to such other person or address as the party to receive such notice may have designated from time to time by notice in writing pursuant hereto):

         If to Seller:            Hycor Biomedical Inc.
                                  18800 Von Karmen Avenue
                                  Irvine, California 92715-1517
                                  Attention:  Richard D. Hamill, Ph.D
                                  Fax: (714) 440-2222

         With copies to:          Paul, Hastings, Janofsky & Walker
                                  695 Town Center Drive, 17th Floor
                                  Costa Mesa, California 92626-1924
                                  Attention:  Peter J. Tennyson
                                  Fax: (714) 979-1921

         If to Purchaser:         ALK Laboratories, Inc.
                                  Research Center
                                  27 Village Lane
                                  Wallington, Connecticut 06492
                                  Attention:  Brien J. DeBari
                                  Fax: (203) 949-2718

         With copies to:          Godfrey & Kahn, S.C.
                                  780 North Water Street
                                  Milwaukee, Wisconsin  53202
                                  Attention:  Andrew R. Lauritzen
                                  Fax:  (414) 273-5198

                 14.4. Certain Definitions; Interpretation. Unless the context clearly otherwise requires, as used herein, the term "Agreement" means this Agreement and the Exhibits hereto. The words "herein," "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision. The use of the neuter pronoun "it" shall also refer as appropriate to the masculine and/or feminine gender, and vice versa. The use of the singular herein shall, where appropriate, be deemed to include the plural and vice versa. As used herein, the word "person" refers to any individual, corporation, limited liability company, partnership, trust, governmental body or authority or other organization or entity. As used herein, the term "including" means "including, without limitation." As used herein, "to the knowledge of the Company or the Seller" means the actual knowledge of Richard D. Hamill, Ph.D, Reginald P. Jones, Nelson F. Thune, W. Barry McDonald, Armando Correa and Gerald Friesen after due inquiry of the employees of Seller and the Company that have knowledge of specific matters. The Disclosure Schedule and other exhibits hereto shall not vary, change or alter the literal meaning of any representation or warranty of Seller contained in this Agreement, other than by creating exceptions and setting forth information with respect thereto. Exceptions and information set forth for one representation or warranty shall be considered set forth for all representations and warranties to the extent applicable.

                 14.5. Headings. The headings to Articles and Sections of this Agreement are for reference only and shall not be used in construing the provisions hereof or otherwise affect the meaning hereof.

                 14.6. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be an original but all of which shall constitute but one and the same agreement and shall become binding upon the parties when each party hereto has executed one or more counterparts.

                 14.7. Entire Agreement. This Agreement embodies the entire agreement and understanding between Seller and Purchaser and supersedes all prior agreements and understandings related to the subject matter hereof. There are no representations, warranties, covenants, promises or agreements on the part of either party to the other party hereto which are not explicitly set forth herein.

                 14.8. Modifications, Waivers. Any modification or amendment of or with respect to any provisions of this Agreement or any agreement, instrument or document delivered pursuant hereto shall not be effective unless it shall be in writing and signed by Seller and Purchaser and shall designate specifically the terms and provisions so modified. Any waiver of or with respect to any provisions of this Agreement or any agreement, instrument or document delivered pursuant hereto shall not be effective unless it shall be in writing and signed by the party against whom it is sought to be enforced; provided, however, that a party shall be deemed to have waived any condition to Closing for its benefit set forth in Articles VI or VII, hereof, if such party has knowledge at the Closing that such condition has not been satisfied and if such party nevertheless proceeds with the Closing without exercising its right to terminate this Agreement as provided in Section 13.1, hereof.

                 14.9. Benefit; Assignment. This Agreement shall be binding upon and inure to the benefit of Purchaser, Seller and their respective successors and permitted assigns. Neither Purchaser nor Seller may assign its rights nor delegate its obligations hereunder without the written consent of the other; provided, however, that Purchaser may assign its rights and delegate its obligations hereunder to any Affiliate of Purchaser, but Purchaser shall not be released from its obligations hereunder. Except as provided in Sections
12.1 and 12.2, hereof, this Agreement shall not be deemed to confer any rights or remedies upon any person other than the parties hereto and their respective successors and permitted assigns.

                 14.10. Publicity. Unless and until the Closing shall occur as contemplated hereby, neither Seller nor Purchaser shall issue any press release or make any public announcement or statement (including any general announcement to customers or suppliers of the Company) or make any filing with any governmental agency with respect to the transactions contemplated hereby without the approval of the other party; provided, however, that either party may, without such approval, issue such press releases or make such statements or filings as either party shall consider in good faith to be required by applicable securities laws or to be otherwise required by law, after notice to the other.

                 IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date, month and year first written, above.

                                        SELLER:

                                        HYCOR BIOMEDICAL INC.


/s/s                                    By:
__________________________
(Title)

                                        PURCHASER:

                                        ALK LABORATORIES, INC.


/s/s                                    By:
___________________________
(Title)

                                                                    Exhibit 11.1

                                Price Allocation

         Asset                                      Allocation
         -----                                      ----------
Land and Building                             $697,200

Accounts Receivable,                          Book Value of such
Inventory, Prepaids and                       assets as reflected on
other current assets                          the Closing Balance
                                              Sheet

Improvements, Furniture,                      Book Value of such
Fixtures, Machinery,                          assets as reflected on
Equipment and other                           the Closing Balance
tangible assets                               Sheet

Goodwill and other                            Balance of the Purchase
Intangibles                                   Price